                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                           REEBOK INTERNATIONAL LTD.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           Massachusetts                                   04-2678061
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(State or Other Jurisdiction of Incorporation)           (IRS Employer
                                                       Identification No.)

               100 Technology Center Drive, Stoughton, MA  02072
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             (Address of principal executive offices)  (Zip Code)

     If this Form relates to the        If this Form relates to the
      registration of a class of        registration of a class of securities
      securities pursuant to Section    pursuant to Section 12(g) of the
      12(b) of the Exchange Act and     Exchange Act and is effective
      is effective pursuant  to         pursuant to General Instruction
      General Instruction A.(c),        A.(d), please check the following
      please check the following box.   box. []
      [X]

Securities Act registration statement file number to which this form relates: __________________
           (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each            Name of Each Exchange on Which Each
  Class to be so Registered           Class is to be Registered
------------------------------ ----------------------------------------

 Common Stock Purchase Rights          New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of class)

Item 1 of Form 8-A and the Summary of Common Stock Purchase Rights attached as Exhibit B to the Common Stock Rights Agreement which is an Exhibit to the Form 8-A are hereby amended as follows:

     The following is hereby added before the last paragraph of each of the above:

     As of January 1, 1999, the Company and the Rights Agent entered into Amendment No. 3 to the Rights Agreement, which further amended the Rights Agreement by excepting certain Beneficial Owners of 10% or more of the Common Stock from the definition of an Acquiring Person and clarifying the definition of Distribution Date. As amended, if a Beneficial Owner of 10% or more of the Common Stock of the Company is required to file a Schedule 13G or Schedule 13D under the Exchange Act (under which they state no intention to control the Company), and certifies, if requested by the Company, that the acquisition of the Common Stock equal to or in excess of 10% was inadvertent, or without appreciation or knowledge of the terms of the Rights, the Person does not purchase further shares while the Beneficial Owner of 10% or more of the shares, and if requested by the Company, sells a number of shares which would reduce its Beneficial Ownership to below 10%, then such Person will not be an Acquiring Person.

     The definition of Distribution Date was amended to clarify that the Distribution Date shall be the earlier of the 10th Business Day following the Stock Acquisition Date or the 10th Business Day following the Offer Commencement Date or a later date as may be determined by a majority of the Board.

Item 2.   Exhibits

     Item 2 of the Form 8-A is hereby amended by adding the following item to the Exhibit Index:

     Amendment No. 3 to the Rights Agreement dated as of January 1, 1999 between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent.

A copy of Amendment No. 3 to the Rights Agreement is attached as an exhibit to this Form 8-A/A.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                    REEBOK INTERNATIONAL LTD.



Date:  February 24, 1999            By: /s/ Barry Nagler
                                        --------------------------------
                                    Name:  Barry Nagler
                                    Title: Senior Vice President

                                 EXHIBIT INDEX


     The following designated exhibit is filed herewith:

                                                   Sequentially
                                                   Numbered Page
                                                   -------------
1.  Amendment No. 3 to the Rights                       5
    Agreement dated as of January 1, 1999
    between the Company and BankBoston,
    N.A. (f/k/a The First National Bank of
    Boston), as Rights Agent.

                           Reebok International Ltd.
                                      and
                                BankBoston, N.A.
                   (f/k/a The First National Bank of Boston)
                                as Rights Agent

                         Common Stock Rights Agreement

                                Amendment No. 3
                                ---------------

     This Agreement, dated as of January 1, 1999 (this "Agreement"), is among
                                                        ---------
Reebok International Ltd., a Massachusetts corporation (the "Company"), and
                                                             -------
BankBoston, N.A., as Rights Agent:

     WHEREAS, pursuant to Section 27 of the Rights Agreement (as defined below), the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, the Company desires to make certain amendments to the Rights Agreement; and

     WHEREAS, the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects duly authorized by each of them;

     Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1.  Rights Agreement; Definitions.  This Agreement amends the Common Stock
         -----------------------------
Rights Agreement dated as of June 14, 1990 among the parties hereto (as in effect prior to giving effect to this Agreement, the "Rights Agreement"). Terms
                                                      ----------------
defined in the Rights Agreement as amended hereby (the "Amended Rights
                                                        --------------
Agreement") and not otherwise defined herein are used with the meaning so defined.

     2.  Amendment of Rights Agreement.  Effective upon the date hereof, the
         -----------------------------
Rights Agreement is amended as follows:

         2.1  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement
              -------------------------
     is amended to read in its entirety as follows:

         "Acquiring Person" shall mean any Person who or which, together with all Affiliates of such Person, shall be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed, or established by the Company or any subsidiary of the Company pursuant to the terms of any plan described in clause (iii) above, (v) any Exempt Person or Exempt Person Transferee, other than any Exempt Person or Exempt Person Transferee who, alone or together with its Affiliates, shall at any time after the Declaration Date become the Beneficial Owner of any additional shares of Common Stock except pursuant to the exercise of compensation-related stock options or (vi) any Person who (A) has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on
          Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock), (B) within 10 Business Days of being requested (including but not limited to, by telephone or facsimile) by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock equal to or in excess of 10% inadvertently or without appreciation or knowledge of the terms of the Rights, provided,
                                                                --------
          however, that if the Person requested to so certify fails to do so
          -------
          within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day Period, (C) together with all of such Person's Affiliates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding and (D) if requested to do so by the Company, within a specified number of Business Days (to be specified by the Company, but in no case fewer than ten) following such request (including but not limited to, by telephone or facsimile) from the Company to such Person, reduces its Beneficial Ownership of Common Stock to below 10% of the Common Stock then outstanding provided, however, that if the Person requested to so
                           --------  -------
          reduce its Beneficial Ownership fails to do so within such specified number of Business Days, then such Person shall become an Acquiring Person immediately after such specified number of Business Days.

         2.2  Amendment of Section 1(s).  Section 1(s) of the Rights Agreement
              -------------------------
     is amended to read in its entirety as follows:

         "Distribution Date" shall mean (A) the earlier of (x) the 10th Business Day following the Stock Acquisition Date or (y) the 10th Business Day following the Offer Commencement Date, or (B) such later date thereafter as may be determined by a majority of the Board.

     3.  General.  This Agreement and the Amended Rights Agreement referred to
         -------
herein constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.


               [The rest of this page is intentionally blank]

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     Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.

                              REEBOK INTERNATIONAL LTD.


                              By /s/ Barry Nagler
                                 ----------------------------------
                                 Title: Senior Vice President



                              BANKBOSTON, N.A.,
                              (f/k/a The First National Bank of Boston)
                                 as Rights Agent


                              By /s/ Katherine Anderson
                                 ----------------------------------
                                 Title:  Director, Client Services